Exhibit 10-iii

CINGULAR WIRELESS
LONG TERM COMPENSATION PLAN
(As Amended and Restated
Effective as of November 1, 2007)

1.0           Purpose.

The purpose of the Cingular Wireless Long Term Compensation Plan (the “Plan”) is to provide Executives and Non-Executives with long term compensation as set forth in the Plan and subject to additional objectives and requirements that may be determined and set forth by the Administrator. The Plan, originally effective January 1, 2002, was amended and restated in its entirety effective January 1, 2003, and January 1, 2004, and is further amended and restated in its entirety effective January 1, 2005 as set forth herein.

2.0           Definitions.

Each term set forth in this Section 2.0 shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

“Administrator” means the Board, the Compensation Committee, or the Company Administrator, as applicable.

“AT&T” means AT&T Inc.

“Award” means a final award payable under Section 6.0 following approval by the Administrator.

“BellSouth” means BellSouth Corporation.

“Beneficiary” means the person designated by an Executive to receive any Award paid following the Executive's death as determined pursuant to Section 8.2.

"Board " means the Board of Directors of the Cingular Wireless Corporation.

“Cause” means willful and gross misconduct on the part of a Participant that is materially and demonstrably detrimental to the Company (or any subsidiary or affiliate of the Company) as determined by the Company in its sole discretion.

"Chief Executive Officer" means the Chief Executive Officer of the Company.

“Chief Financial Officer” means the Chief Financial Officer of the Company.

 “Chief Operating Officer” means the Chief Operating Officer of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Compensation Committee" means a  committee of the Board which satisfies the requirement of Section 162(m)(4)(C)(i) of the Code and has responsibility for oversight of the Company’s compensation and benefits programs.

"Company" means Cingular Wireless LLC, a Delaware limited liability company.

“Company Administrator” means the Chief Executive Officer or a person designated by the Chief Executive Officer 1) to administer the Plan for Executives other than the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and Executives who are direct reports to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and 2) to administer the Plan for Non-Executives.

"Consolidated EBITDA" means consolidated earnings before interest, taxes, depreciation and amortization for the Plan Year for which an Award based on Performance Units or Performance Stock Units is paid, as determined through the audited consolidated statement of income of the Company, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions that have been publicly disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.

“Corporation” means Cingular Wireless Corporation, a Delaware corporation.

“Covered Employee” means a Participant whom the Compensation Committee deems may be or become a “covered employee,” as defined in Section 162(m)(3) of the Code, for any Plan Year that such Award may result in remuneration to the Participant and for which Plan Year such Participant may receive remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Plan and any other “qualified performance-based compensation” plan (as defined under Section 162(m) of the Code of the Company; provided, however, that the Compensation Committee may determine that a Participant has ceased to be a Covered Employee prior to payment of any Award.

“Disability” means being eligible for and approved for Long Term Disability benefits under the Company’s group long term disability plan for employees.

“Dividend Equivalent Payments” means a cash payment equal to the dividends paid on a common share of BellSouth or AT&T stock during the Performance Period.  The Administrator shall determine when dividend equivalent payments are to be paid.

“Executive” means any executive employee of the Company or any Subsidiary who is a member of the executive compensation group under the Company's compensation practices and who is identified by the Administrator, in its sole discretion, as eligible to participate in the Plan, and is notified by the Administrator that he is eligible to participate in the Plan.

 “Fair Market Value” shall mean the closing price on the New York Stock Exchange (“NYSE”) for Shares on the relevant date, or if such date was not a trading day, the next preceding trading date, all as determined by the Administrator.  A trading day is any day that the Shares are traded on the NYSE.  In lieu of the foregoing, the Administrator may select any other index or measurement to determine the Fair Market Value of the Shares under the Plan.

“Grant or Grants” means a grant of Performance Units, Performance Stock Units, Restricted Stock Units or SA Units to a Participant from the Administrator pursuant to the provisions of Section 6.0 of the Plan.

“Non-Executive” means any employee that is not a member of the executive compensation group under the Company’s compensation practices and who is identified by the Administrator , in its sole discretion, as eligible to participate and who is notified by the Administrator that his is an eligible participant in the Plan.

“Participant” means any Executive or Non-Executive who is eligible to participate in this Plan as determined by the Administrator and is notified in writing by the Administrator that he is eligible to participate in the plan.  Individuals classified, according to the Company’s personnel or other records, as leased employees, independent contractor, temporary agency employees or temporary employees shall not be eligible to participate in the Plan, even if they are deemed to be common law employees.

“Performance Stock Units” or “PS Units” shall mean units granted to Participants with the value of each unit determined by the stock prices of a Share of common stock of BellSouth and AT&T as of the Valuation Date pursuant to Section 6.1 of the Plan. Each Performance Stock Unit shall be eligible to receive Dividend Equivalent Payments as determined by the Administrator.  Performance Stock Units do not have any ownership or voting rights related to the underlying Shares of common stock of BellSouth or AT&T.

“Performance Units” shall mean cash units awarded to Participants pursuant to this Plan.

"Plan" means this Cingular Wireless Long Term Incentive Plan, as amended from time to time.

“Plan Year” means the calendar year.

“Retirement” means the termination of employment for reasons other than Death or Disability, on or after the date on which (1) the Participant is first eligible, upon Termination of Employment, for retiree health coverage in accordance with the terms of the Company’s health plan (or the health plans of AT&T Inc. ("AT&T") or BellSouth Corporation ("BellSouth") with respect to certain Participants who transferred from BellSouth and AT&T to Cingular Wireless LLC ("Cingular") as part of the formation of Cingular and met certain age and service requirements at the time of their contribution to Cingular and whose retiree health coverage will be provided by either BellSouth or AT&T) all as determined by the Company’s health plan and the administrator of such plan, in its sole discretion, (2) a Participant (who is also a participant in the AT&T 2006 Incentive Plan) is considered by AT&T Inc. to be eligible for “Retirement,” for purposes of the AT&T 2006 Incentive Plan or (3) the Participant is eligible to retire under any other guidelines established by the Administrator.

 “Restricted Stock Units” or “RS Units” shall mean units granted to Participants with the value of each unit determined by the stock prices of a Share of common stock of BellSouth and AT&T as of the Valuation Date pursuant to Section 6.3 of the Plan. Each Restricted Stock Unit shall be eligible to receive Dividend Equivalent Payments as determined by the Administrator.  Restricted Stock Units do not have any ownership or voting rights related to the underlying Shares of common stock of BellSouth or AT&T.

“SA Units” or “Stock Appreciation Units” shall mean the stock appreciation units granted to Participants pursuant to Section 6.2 of the Plan.

“SA Unit Exercise Date” means the date on which exercise of a SA Unit occurs under the Plan.

“SA Unit Exercise Price” means the Fair Market Value of a Share on the SA Unit Exercise Date.

“SA Unit Grant Date” means the date on which a SA Unit is granted to a Participant under the Plan.

“SA Unit Grant Price” means the Fair Market Value of a Share on the SA Unit Grant Date.

 “Shares” means shares of common stock of BellSouth or AT&T, as applicable, under Section 6.2 of the Plan.  When granting Restricted Stock Units, Performance Stock Units, or SA Units, the Administrator, in its discretion, shall determine the percentage of each Performance Stock Unit, Restricted Stock Unit or SA Unit that is attributable to BellSouth Shares and AT&T Shares, respectively.

"Subsidiary" means any corporation, joint venture or partnership in which the Cingular Wireless owns directly or indirectly (i) with respect to a corporation, stock possessing at least ten percent ( 10% ) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a ten percent ( 10% ) or more interest in the capital or profits of such joint venture or partnership.

 “Termination of Employment” means the event where the Participant is no longer an employee of the Company or of any Subsidiary or member of the Company’s controlled group of corporations or entities as determined by the Code.

“Valuation Date” shall mean the date on which the Valuation Price of each Restricted Stock Unit or Performance Stock Unit is determined.

“Valuation Price” shall mean the value of each Restricted Stock Unit or Performance Stock Unit based on the average of the closing prices on the New York Stock Exchange (“NYSE”) for Shares for the 10 trading days preceding the Valuation Date.  A trading day is any day that the Shares are traded on the NYSE.  In lieu of the foregoing, the Administrator may select any other 10 day trading period to determine the value of each Restricted Stock Unit or Performance Stock Unit.

3.0           Effective Date.

The Plan was originally effective beginning for Awards granted for the 2002 Plan Year.  The Plan was amended and restated effective January 1, 2003 and January 1, 2004, and further amended and restated as set forth herein effective January 1, 2005 and shall remain in effect until terminated by the Board.

4.0           Administration.

This Plan shall be administered by the Board or Compensation Committee, as applicable, for the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and any Executive who is a direct report to the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer.  The Plan shall be administered by the Company Administrator for all other Executives and Non-Executives.  The Administrator  shall (a) determine who is an eligible Participant under the Plan, (b) determine the number of Grants made under the Plan to each Participant, (c) determine the Performance Goals (as defined in Section 6.1(d) for determining Awards, (d) determine the terms and conditions of all Grants under the Plan, (e) determine the Fair Market Value of Shares, (f) approve and provide for payment for all Awards, (g) establish the Valuation Date and the Valuation Price, (h) interpret the Plan, and (i) make all other decisions relating to the operation of the Plan. The Administrator’s actions and determinations under the Plan shall be completely at its sole, absolute and final discretion, and all such actions and determinations shall be final and binding on all persons.  No Administrator shall be personally liable for any action, determination, or interpretation with respect to the Plan or Awards.  All Administrators shall be protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation. The Administrator may adopt such regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan.

5.0           Eligibility.

Participants shall be eligible for Awards under this Plan. Executives are not rendered ineligible by reason of being a member of the Board. The Administrator may establish such additional rules for eligibility as it determines are appropriate. The actual payment of an Award  to any eligible Participant shall be at the discretion of the Administrator as provided in Sections 4.0, 6.3 and related sections of the Plan.

6.0           Grants and Payment of Awards

6.1           Performance Units or Performance Stock Units

(a)           Grants of Performance Units or Performance Stock Units.  Subject to the terms of the Plan, Performance Units or Performance Stock Units may be granted to Participants at any time and from time, as determined by the Administrator.  The Administrator shall have complete discretion in determining the number of Performance Units or Performance Stock Units granted to each Participant and the conditions for the receipt of an Award based on a Grant of Performance Units or Performance Stock Units.

(b)           Value of Performance Units or Performance Stock Units.  A Performance Unit shall be equal in value to a fixed dollar amount determined by the Administrator.  A Performance Stock  Unit shall be equal in value to the Valuation Price on the Valuation Date as determined by the Administrator.  The Valuation Price shall be used in establishing the cash payment to be paid once the vesting requirements as adopted by the Administrator have been satisfied.

(c)           Performance Period.  The Performance Period for Performance Units or Performance Stock Units is the period over which the Performance Goals are measured.  The Performance Period shall be set by the Administrator for each Grant; however, in no event shall a Grant have a Performance Period of less than two Plan Years.

(d)           Performance Goals.  For each Grant of Performance Units or Performance Stock Units, the Administrator shall establish performance objectives (“Performance Goals”) for determining whether Awards based on Performance Units or Performance Stock Units are payable.  Performance Goals shall include payout tables, formula or other any other standards determined by the Plan Administrator, in its sole discretion, to be used in determining the extent to which the Performance Goals are met and Awards are payable.

(e)           Awards Based on Performance Units or Performance Stock Units.  The amount of any Award to be paid to an eligible Participant shall be determined by the Administrator in its discretion as set forth in Section 4.0 based on the attainment of Performance Goals, subject only to the limits of Section 6.1(f).  Awards shall be based on and payable for a Performance Period.  All Awards for a Performance Period determined by the Administrator under this Section 6.1 shall be paid by the Company and its Subsidiaries in cash as soon as is practicable following Administrator certification as provided in Section 6.1(g).  Except as otherwise determined by the Administrator, a Participant must be actively employed by the Company on the last day of the last Plan Year of any Performance Period and on the date of payment of any Award as a condition precedent to the receipt of any Award.  Participants not meeting this requirement will be considered to have not met the requirements for receipt of the Award and shall not be paid such Award.  Notwithstanding this condition and requirement, Participants who do not meet this condition due to Death, Retirement or Disability, shall be entitled to the receipt of a pro-rated payment for the Performance Period.  No other partial or pro-rated payments are permitted under the Plan.  In the event of the Participant’s death, any Award payable shall be made to the Participant’s Beneficiary, as governed by Section 7.2.  The Administrator shall have the sole discretion to determine the date on which payments are made.  Awards payable to Participants who incur a Termination of Employment on or after November 1, 2007, shall be governed the provisions of Appendix A to the Plan.

(f)            Dividend Equivalent Payments related to Performance Stock Units.  Participants shall be eligible to receive Dividend Equivalent Payments for each Performance Stock Unit that has been granted to a Participant.  All Dividend Equivalent Payments will be settled in cash.  The Administrator shall have the sole discretion to determine the date on which payments are made and sole discretion to determine if the Dividend Equivalent Payments are subject to Performance Goals.  The Administrator also reserves the discretion to reduce or eliminate the amount of Dividend Equivalent Payments payable to a Participant following the Participant’s Termination of Employment.

(g)           Application of Section 162(m) to Performance Units or Performance Stock Units.

(1)           In the event that the Company becomes subject to the requirements of Section 162(m) of the Code, Awards payable to Covered Employees after such time shall constitute “qualified performance-based compensation” and shall be subject to the achievement of an overall performance goal based on Consolidated EBITDA in order that payments are deductible under Section 162(m) of the Code.

(2)           In the event the Company becomes subject to the provisions of Section 162(m) of the Code, Awards payable after such time to Covered Employees shall only be payable under this Plan for a Plan Year if the Company has positive Consolidated EBITDA for the Plan Year. Furthermore, the maximum award that may be payable under this Plan for a Plan Year (i) to a Covered Employee who is the Chief Executive Officer for any part of the Plan Year, and (ii) to each other Covered Employee will be (i) 0.5% and (ii) 0.3%, respectively, of Consolidated EBITDA for the Plan Year.  This resulting amount for any Plan Year shall be the limit established for purposes of Section 162(m) of the Code, and the actual amount paid to any Executive shall only be that amount, if any, determined by the Administrator under Sections 6.1 and related sections of the Plan.

(3)           In the event that Awards payable to any Covered Employee become subject to the limitations of Section 6.1(f)(2) above,  the Compensation Committee shall determine the maximum amounts that may be paid under Section 6.1(f)(2) for the Plan Year to any Covered Employee and shall certify that any Awards determined under Section 6.1 are within such limits.

(h)           Deferral of Awards Based on Performance Units or Performance Stock Units. Payments may be subject to deferral under  any deferral plan established by the Company for this purpose, provided that in the event Section 162(m) is applicable, any additional amounts credited to any Covered Employee under any such deferral plan or program during the period of deferral shall be determined based either on a reasonable rate of interest or on a specific investment or deemed investment, including Company stock, as may be determined by the Compensation Committee within the limits of the regulations under Section 162(m) of the Code.

6.2           Stock Appreciation Units

(a)           Grants of Stock Appreciation Units.  Subject to the terms of the Plan, Stock Appreciation Units may be granted to Participants at any time and from time to time, as determined by the Administrator.  The Administrator shall have complete discretion in determining the number of SA Units awarded to each Participant.

(b)           Vesting of SA Units.  Participants shall vest in SA Units according to the vesting schedule adopted by the Administrator.  In the event of a Participant’s Death, Retirement or Disability, all outstanding SA Units shall become fully vested.

 (c)           Exercise of SA Units.  Subject to subsection (d) below, SA Units, once vested, shall be exercisable over the period established by the Administrator, which period shall not exceed (10) years from the date the SA Units are granted.

(d)           Lapse of SA Units.

(1)           Termination of Employment.  In the event of his termination of employment with the Company for any reason, a Participant’s vested SA Units shall lapse at the end of the three month period following the Participant’s termination date or the remaining life of the SA Unit, whichever is earlier.  A terminated Participant’s unvested options shall lapse on his termination date.  Any lapsed SA Units shall be void, without value and unexercisable.

(2)           Termination of Employment Due to Retirement, Death or Disability.  Notwithstanding the foregoing subsection, the vested SA Units of Participant who terminates employment with the Company on account of Death, Retirement or Disability shall lapse at the end of the five year period following the Participant’s Death, Retirement or Disability or the remaining life of the SA Unit, whichever is earlier.

(e)           Payment of Award at Exercise.  Upon the exercise and settlement of a SA Unit in accordance with the terms of this Plan and other requirements set forth by the Administrator, the Participant shall receive a payment equal to the excess, if any, of the SA Unit Exercise Price for the number of SA Units being exercised at that time over the SA Unit Grant Price for such SA Units.  Such payment shall be made in cash.  The Administrator shall have the sole discretion to determine the date on which payments are made.  The Administrator also reserves the discretion to reduce or eliminate the amount of Dividend Equivalent Payments payable to a Participant following the Participant’s Termination of Employment.

(f)           Transferability During Lifetime.  During the lifetime of a Participant to whom SA Units have been granted, only the Participant (or such Participant’s legal representative) may exercise such Grant and receive payment of an Award.  No Grant of SA Units may be sold, assigned, transferred, exchanged, or otherwise encumbered or made subject to any creditor’s process, whether voluntary, involuntary or by operation of law, and any attempt to do shall be of no effect.

(g)           Transferability Upon Death.  In the event of a Participant’s death, all of such person’s outstanding SA Unit Grants will transfer to the maximum extent permitted by law to such person’s Beneficiary (subject to the provisions of Section 7.2 of the Plan) subject to additional rules and restrictions that may be adopted by the Administrator.

(h)           Application of Section 162(m) on SA Units.  In the event the Company becomes subject to the provisions of Section 162(m) of the Code, Awards based on SA Units shall constitute “qualified performance based compensation” and the maximum Grant that may be made to a Covered Employee under the Plan for a Plan Year is 750,000 SA Units.

6.3           Restricted Stock Units

(a)           Grants of Restricted Stock Units.  Subject to the terms of the Plan, Restricted Stock Units may be granted to Participants at any time and from time to time, as determined by the Administrator.  The Administrator shall have complete discretion in determining the number of RS Units awarded to each Participant.

(b)          Vesting of RS Units.  Participants shall vest in RS Units according to the vesting schedule adopted by the Administrator.   The date on which the vesting schedule is fulfilled shall be the Valuation Date.

(c)           Value of RS Units.  A Restricted Stock Unit shall be equal in value to the Valuation Price on the Valuation Date as determined by the Administrator.  The Valuation Price shall be used in establishing the cash payment to be paid once the vesting requirements as adopted by the Administrator have been satisfied.

(d)          Awards Based on Restricted Stock Units.  Once the vesting requirement adopted by the Administrator has been fulfilled, an Award shall be paid to an eligible Participant based on the Valuation Price on the Valuation Date as determined by the Administrator.  All Awards shall be paid by the Company and its Subsidiaries in cash as soon as is practicable following the Valuation Date.  Except as otherwise determined by the Administrator, a Participant must be actively employed by the Company on the Valuation Date to receive an Award.  Any unvested Grant will be cancelled following separation of employment.  Notwithstanding this condition and requirement, Participants who do not meet this condition due to Death, Retirement or Disability, shall be entitled to the receipt of a pro-rated Award.  In the event of the Participant’s death, any Award payable shall be made to the Participant’s Beneficiary, as governed by Section 7.2.  The Administrator shall have the sole discretion to determine the date on which payments are made.  Awards payable to Participants who incur a Termination of Employment on or after November 1, 2007, shall be governed the provisions of Appendix A to the Plan.

(e)           Dividend Equivalent Payments related to Restricted Stock Units.  Participants shall be eligible to receive Dividend Equivalent Payments for each unvested Restricted Stock Unit that has been granted to a Participant.  All Dividend Equivalent Payments will be settled in cash.  The Administrator shall have the sole discretion to determine the date on which payments are made.

(f)           Maximum Grant.  The maximum Grant of RS Units that can be made to a Participant is  250,000 RS Units.

6.4           Complete Discretion.  Notwithstanding any other provision in this Plan or related documents, the Administrator shall, at all times, have the sole and complete discretion to determine whether any Awards are to be paid under the Plan, the amount of any such Awards and the recipient of any such Awards.

7.0           Miscellaneous Administrative Provisions.

7.1.           Amendment and Termination. The Administrator shall have the unilateral right to amend, modify, suspend or terminate the Plan at any time for any reason; provided, that in the event Section 162(m) is applicable, approval by shareholders shall be required as provided in the regulations under Section 162(m) of the Code for any amendment that would have the effect of changing the class of employees eligible for consideration for Awards under Section 5.0, materially changing the definition of Consolidated EBDITA, changing the formula in Sections 6.1(f)(2) and 6.2(h) for determining the maximum amount of Grants or Awards paid to any Executive or changing the provisions of Section 6.1(g) regarding the credit of additional amounts on deferred Awards.

7.2.           Beneficiary .  A Participant may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of the Plan.  Each designation shall be on a form prescribed by the Administrator, will be effective only when delivered to the Company, and when effective will revoke all prior designations by the Participant.  If a Participant dies with no such beneficiary designation in effect, or if the Administrator determines that there is any question about the legal right of the designated beneficiary , such Participant's Beneficiary shall be his or her estate.  The Administrator shall set forth additional rules and requirements regarding the rights of Beneficiaries to receive payment of an Award or exercise a vested SA Unit following the Participant’s death.

7.3.           No Right to Awards. No person shall have any claim to receive a Grant or to be paid an Award under the Plan and there is no obligation for uniformity of treatment of eligible Participants under the Plan. The selection of a Participant to receive Grants or be paid Awards and the amount and payment of Awards rests completely in the absolute and final discretion of the Administrator. The Administrator's discretion is limited only by the maximum amount of a Grant or Award that it may pay as provided in Sections 6.1(f)(2) and 6.2(h), if applicable. Neither the existence of this maximum, nor any prior practice by the Administrator as to the payment or amount of awards, creates an obligation by the Committee to pay any award for any Plan Year or to pay an award equal to the maximum or any other amount

7.4           No Right to Employment/Continued Service or Awards.  The making of a Grant or payment of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment or service of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the employment or service of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Grants and Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

7.5.           No Funding. This Plan shall be unfunded and no assets of the Company or a Subsidiary shall be segregated for the purpose of paying any Awards.

7.6.           Taxes or Deductions. The Company or any Subsidiary shall withhold from any payment under the Plan such taxes as it deems are sufficient to cover any withholding taxes that may become required with respect to such payment. The Company or any Subsidiary shall have the right to require the payment to it of any such taxes and require that any person furnish information deemed necessary by such company to meet any tax reporting obligation before making any payment under the Plan.  The Company shall also withhold any other authorized or required amounts or deductions.

7.7           Other Incentive Plans.  Nothing in this Plan shall prevent the Company and its subsidiaries from maintaining other incentive compensation plans providing for the payment of incentive awards to employees, provided that the requirements of Section 162(m), if applicable, are met by the Company in the administration and operation of such other plans.

7.8           Company Benefit Plans.  The terms of the Company’s benefit plans shall determine whether Awards are included as compensation or earnings under the particular benefit plan.

7.9           Governing Law and Venue. This Plan and all related documents shall be governed by the laws of the State of Georgia, without regard to the conflict of laws provisions thereof (except to the extent provisions of federal law may be applicable).  Acceptance of a Grant shall be deemed to constitute consent to the jurisdiction and venue of the Superior Court of Fulton County, Georgia and the United States District Court for the Northern District of Georgia for all purposes in connection with any suit, action, or other proceeding relating to such Grant or a corresponding Award, including the enforcement of any rights under this Plan or other document, and shall be deemed to constitute consent to any process or notice of motion in connection with such proceeding being served by certified or registered mail or personal service within or without the State of Georgia, provided a reasonable time for appearance is allowed.

Appendix A

Terminations of Employment on or
After November 1, 2007

Notwithstanding the provisions of Sections 6.1(e) and 6.3(d) of the Plan requiring a Participant to be actively employed on the last day of the Plan Year of any Performance Period and on the date of payment of any Award as a condition precedent to the payment of an Award (and the provisions related to payments in the event of Death, Disability and Retirement), Participants who do not meet these requirements due to a Termination of Employment on or after November 1, 2007, shall be eligible to receive the following payments for a Performance Period:

Reason for Termination of Employment	Payment of Performance Units, Performance Stock Units or Restricted Stock Units Granted for a Performance Period
Death or Disability (not eligible for Retirement)	The entire Award will be distributed in a lump sum payment in the year following the Participant’s Termination from Employment as if the Performance Goals were met at a level of 100%.
For Cause (even if eligible for Retirement)	The entire Award will be immediately forfeited at the time of the Participant’s Termination of Employment.
Other Reasons (not eligible for Retirement)
Participant’s Award is reduced and the Participant may receive no more than a pro-rated payout of the Award, based on the number of months during which the Participant was actively employed during the Performance Period.1

Retirement (all reasons except for Cause)
The entire Award may be paid out under the same terms as if the Participant were still actively employed by the Company or a Subsidiary on the last day of the last Plan Year of the Performance Period and on the date of payment of the Award.1

1Payment, if any, will be at the regular time for payment (i.e., following the completion of the Performance Period and certification by the Administrator of the Performance Goals and level of payment), and the Award payment will be based upon the Company’s actual results with respect to the Performance Goals and other conditions as set forth in the Plan and as determined by the Administrator.  Also, within its sole discretion and without limitation, the Administrator may reduce or eliminate the Award before the payout of the Award, but only to the extent such Award would not have been payable but for this amendment.

Except as herein modified, the remaining provisions of Section 6.1(e) and 6.3(d) of the Plan, as applicable, shall remain in full force and effect.